This document is a free translation of the Brazilian judicial administrator's report referred to May, 2017 financial information of Oi S.A. and some of its subsidiaries ("RJ Debtors") filled within the 7th Business Court of Rio de Janeiro on July 17, 2017. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TO THE RIGHT HONORABLE JUDGE OF THE 7TH BUSINESS LAW COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case no. 0203711-65.2016.8.19.0001

Court-Supervised Reorganization of Oi S.A and others

The **COURT-APPOINTED ADMINISTRATOR** (Escritório de Advocacia Arnoldo Wald), appointed in the Court-Supervised Reorganization case of Oi S.A. and others, comes respectfully to request from Your Honor to please add the attached Monthly Activities Report ("RMA") for the month of May 2017 to the records.

Rio de Janeiro, July 17, 2017.

____

Court-Appointed Administrator

Escritório de Advocacia Arnoldo Wald

WALD

MONTHLY ACTIVITIES REPORT

RMA

COURT-SUPERVISED REORGANIZATION

Oi

May 2017

July 17 2017.

EXECUTIVE
REPORT

INTRODUCTION

To the Right Honorable Judge of the 7th Business Law Court of the Judicial District of the Capital of the State of Rio de Janeiro

The Court-Appointed Administrator, Escritório de Advocacia Arnoldo Wald ("Wald" or "CAA"), appointed in the records of the Oi Group's Court-Supervised Reorganization (case No. 0203711-65.2016.8.19.0001), and RC Consultores, subcontracted by the CAA to assist in the preparation of the Monthly Activities Report ("RMA"), respectfully comes to your presence, under the terms of the decision of pages 91.223 / 91.224, to submit the RMA for the month of May 2017.

As is known, the Court-Supervised Reorganization involves the following companies:

- Oi S.A. -in Court-Supervised Reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. -in Court-Supervised Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. -in Court-Supervised Reorganization ("Oi Móvel");
- Copart4 Participações S.A. -in Court-Supervised Reorganization ("Copart4");
- Copart5 Participações S.A. -in Court-Supervised Reorganization ("Copart4");
- Portugal Telecom International Finance B.V. -in Court-Supervised Reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. -in Court-Supervised Reorganization ("Oi Coop").

This report, which includes financial information based mainly on elements provided by the Debtors until July 14, 2017, contains data for the month of May 2017 and should be analyzed together with the preliminary report on activities, as well as the other RMAs previously presented.

The RMA will have a chapter specifically focused on the consolidated financial information of the Debtors, which in this Report will cover the Statement of Managerial Cash Flow for that month, presented in the tables in comparison with the immediately preceding month. The report will highlight the main variations occurred in the month in question, presenting the clarifications provided by the Administration of the Debtors.

This report, prepared through analytical procedures and discussions with the Company's Management, is intended to provide the Court and interested parties with information on the financial situation of the Debtors and the relevant transactions carried out by them, as well as a summary of the activities carried out by the CAA until the closing of this report.

The information presented below is based primarily on data and elements presented by the Debtors. The individual financial statements of all the Debtors, as well as the consolidated financial statements of the Oi Group (which include, but are not limited to, the Debtors) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the CVM of the Consolidated Quarterly Financial Information ("ITRs") of the Oi Group. With respect to the individual financial information of each Debtor, prepared in monthly periods other than those that compose the ITRs delivered to the CVM, these are not subject to independent audit review, either by the auditors contracted by the Oi Group or by the CAA.

The CAA, honored with the attributed charge, is available for further clarification on the information contained in this report or additional information.

Regards,

WALD

Arnoldo Wald Filho
awf@wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Alberto Camiña Moreira
albertoc@wald.com.br
Partners

Tel: + 55 (11) 3074- 6000

RC CONSULTORES

Marcel Augusto Caparoz
Chief Economist
marcel@rcconsultores.com.br

Tel: + 55 (11) 3053- 0003

CORPORATE ORGANIZATION OF THE DEBTORS

Figure 1 – Corporate Organization Chart of the Debtors


Oi
Oi S.A.
(Holding)
in Court-Supervised Reorganization
100%
Telemar
Norte Leste S.A. (concession STFC)
In Court-Supervised Reorganization
100%
Portugal Telecom
Intern. Finance B.V. (Financial Vehicle)
In Court-Supervised Reorganization
100%
Oi Brasil
Holdings Coöperatief U.A. (Financial Vehicle)
In Court-Supervised Reorganization
100%
Copart5
Participation S.A. (Financial Vehicle)
In Court-Supervised Reorganizati on
99,875%
Oi Serviços Financeiros S.A.
(current denomination Copart 3)
100%
CVTEL
B.V.
100%
Rio Alto
Gestão de Créditos e Participações S.A.
100%
Carrigans
Finance S. a Rl.
100%
PT
Participações SGPS S.A.
99,8%
Bryophyta SP
Participações Ltda.
100%
Oi Móvel
S.A. (SMP and SeAC Authorization)
In Court-Supervised Reorganization
100%
Copart4
Participações S.A. (Financial Vehicle)
In judicial recovery
4 other companies
(see attachments)
13 other companies
(see attachments)
Key
DEBTORS
OF THE GROUP

Source: Information made available by the Trustee

** Diagram presented previously in the Preliminary Activities Report, dated June 30, 2017.*

Information presented again to facilitate understanding of the structure of the Debtors

CORPORATE ORGANIZATION CHART OF THE DEBTORS

Figure 2 – Corporate Organization Chart of the Debtors


Telemar Norte Leste S.A. (STFC concession) in Court-Supervised Reorganization
100%
Oi Móvel S.A. in judicial recovery
100%
Copart4 Participações S.A. in judicial recovery
50%
Companhia AIX de Participações
81,43%
SEREDE Serviços de Rede S.A.
99,99%
Dommo Empreendimentos Imobiliários Ltda.
99,99%
BrT Card Serviços Financeiros Ltda.
10%
Pharol SGPS S.A.
99,99%
Oi Internet S.A.
100%
Rede Conecta Serviços de Rede S.A.
99,9%
Brasil Telecom Comunicação Multimídia Ltda.
50%
Companhia ACT de Participações
10 other companies (see attachments)
100%
Brasil Telecom Call Center S.A.
19,04%
Hispamar Satélite S.A.
99,87%
Oi Paraguay Multimedia Comunicaciones SRL
Key
DEBTORS OF THE GROUP

Source: Information made available by the Trustee

** Diagram presented previously in the Preliminary Activities Report, dated June 30, 2017. Information presented again to facilitate understanding of the structure of the Debtors*

CORPORATE ORGANIZATION CHART OF THE DEBTORS

Figure 3 – Corporate Organization Chart of the Debtors


Oi Móvel S.A. in judicial recovery
99,99%
Paggo Empreendimentos S.A. (Holdings)
99,99%
99,99%
Paggo Acquirer Gestão de Meios de Payments Ltda.
Paggo Administradora Ltda.
50%
Paggo Soluções e Meios de Payments S.A.
Key
DEBTORS OF THE GROUP

Source: Information made available by the Trustee

** Diagram presented previously in the Preliminary Activities Report, dated June 30, 2017.*

Information presented again to facilitate understanding of the structure of the Debtors

CORPORATE ORGANIZATION CHART OF THE DEBTORS

Figure 4 – Corporate Organization Chart of the Debtors


Oi Internet S.A.
29,9%
99,99%
15%
Gamecorp S.A.
Pointer Networks S.A.
CDF Central de Funcionamento, tecnologia e Participações S.A.
100%
69%
Montepellier Participações S.A.
31%
Tectotal Tecnologia sem complicação S.A.
100%
100%
100%
100%
40%
Vex WiFi Canadá Ltda.
Vex Venezuela C.A.
Pointer Peru S.A.C. (in liquidation)
Vex USA Inc.
Limited Liability Company "Vex Ukraine"

Source: Information made available by the Trustee

** Diagram presented previously in the Preliminary Activities Report, dated June 30, 2017.*

Information presented again to facilitate understanding of the structure of the Debtors

THE COMPANIES IN COURT-SUPERVISED REORGANIZATION

Figure 5 - The Companies in Court-Supervised Reorganization

Oi S.A.
Main provider of Fixed Telephony services in Region II and national and international long distance services. It also has holdings in other companies of the Group, being the main "Holding" Company of the Oi Group.

Oi Coop
Non-operational entity. Vehicle for raising funds/resources in the international market


Oi S.A.
Oi Brasil Holdings Cooperatief U.A.
Oi Móvel S.A.
DEBTORS
OF THE GROUP
Oi
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
Copart4 and Copart 5 Participações S.A.

Oi Móvel
Provider of cellular services of Regions I, II and III and DTH TV services.

Telemar Norte Leste
Main provider of Fixed Telephony services in Region I and national and international long distance services.

PTIF
Non-operational entity. Vehicle for raising funds/resources in the international market

Copart4 and 5
Two legal entities used for the management and administration of real estate property and the main real estate leased to the Oi Group

MATERIAL FACTS & NOTICES TO THE MARKET

The following are some of the material and market-related facts disclosed by Oi Group that are directly related to the Debtors:

Material Facts and Notice to the Market of **MAY**

May 16

Oi SA - On Court-Supervised Reorganization ("Company") announced on May 16 that, in addition to the Material Facts disclosed by the Company on June 22 and 30, 2016, it communicated to its shareholders and the market in general that, on June 15, May of 2017, the 7th Business Law Court of the Capital District of the State of Rio de Janeiro granted an extension of the stay period for a period of 180 business days, or until the General Meeting of Creditors is held, whichever is reaches its term, as well as determined the application of the following guidelines in relation to the lawsuits in progress against the Company and its direct and indirect wholly-owned subsidiaries, Oi Móvel SA - In Court-Supervised Reorganization, Telemar Norte Leste SA - In Court-Supervised Reorganization, Copart 4 Participações SA - In Court-Supervised Reorganization, Copart 5 Participações SA - In Court-Supervised Reorganization, Portugal Telecom International Finance BV - In Court-Supervised Reorganization ("PTIF") and Oi Brasi L Holdings Coöperatief U.A. - In Court-Supervised Reorganization ("Oi Brasil Holdings" and, together with the others, "Oi Companies"):

- The suspension of all executions, be they extrajudicial or enforceable, provisional or final, including executions through which fines and/or administrative sanctions are imposed against the Oi Companies, except those that have been extinguished by sentence, or those in which, once the judicial conservation in kind has taken place, the deadline for challenge by the debtor has elapsed, or, also, the judgment rendered in the impugnation, or in the seizures, that has become final. In the event, both the delivery of the sentence and the certification of the expiration of the time limit for challenging the debt or the res judicata of the judgment that adjudicated the challenge presented by the debtor will have as a final mark the date prior to the decision that granted emergency protection (21/06/2016);
- The extinction of the execution or the certification of the expiration of the deadline to challenge the debt by the debtor, authorizes the issuance of a license or warrant, if there is already a deposit, before the date prior to the decision that granted the emergency protection (06/21/2016);
- The lawsuits in progress, whether the Hi Author or Ground Companies, and that demand an illiquid amount, as provided in art. 6, paragraph 1 of the FRL, shall continue in the judgment in which they are proceeding, until execution;
- Judicial proceedings that translate into equity or that relate to the blocking or seizure of a gross amount or not, which imply in any type of loss of assets of the Oi Companies, or interfere with the possession of assets related to their business activity, shall also be suspended, being the analysis of the concrete case to that of the 7th Business Law Court of the District of the Capital of the State of Rio de Janeiro;
- With respect to arbitration proceedings in which any of the debtor companies appear as part of, all arbitrations in which there is already a definition of net amounts owed by the Oi Companies should be suspended.

The statement can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=244386

MATERIAL FACTS & NOTICES TO THE MARKET

May 17

Oi SA - On Court-Supervised Reorganization ("Company") announced on May 17 that the list of creditors of Oi Companies presented by the trustee to the 7th Business Law Court of the State of Rio de Janeiro ("Second List of Creditors") is Available for consultation by the Company's shareholders, by the market in general and by the creditors of Oi Companies, as of that date, on the website related to the Court-Supervised Reorganization of Oi Companies, which can be accessed through the electronic address http://www.recjud.com.br and on the website of the Court of Justice of the District of Rio de Janeiro, with public access at the electronic address http://www.tjrj.jus.br/consultas/relacao-nominal-de-credores/7-vara-emp. The Company also informed that the Second List of Creditors would still be published, at which time the period for the offer of possible challenges by those legitimated under the law will begin.

The statement can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_en.asp?idioma=0&tipo=43089&conta=28&id=244516

May 17

Oi S.A. - In Court-Supervised Reorganization (BOVESPA: OIBR3, OIBR4; NYSE: OIBR.C, OIBR) ("Company") disclosed on May 17 that on that date the Company received notice from the New York Stock Exchange ("NYSE"), indicating that the Company is not in compliance with the listing requirements as set forth in Section 802.01E of the NYSE Listed Company Manual as a result of the non-filing of its Annual Report on Form 20-F for the fiscal year ended December 31, 2016 ("Annual Report 2016 ").

The Company further stated that it could not file the 2016 Annual Report in its original term without unreasonable effort and expense because the Company is unable to complete the preparation of its financial statements in accordance with US generally accepted accounting principles ("US GAAP").

It also added that given the ongoing discussions with creditors, potential investors and other investors regarding the best proposal for a Court-Supervised Reorganization Plan - the implementation of which depends on receiving sufficient approval from creditors under Brazilian law, which will allow the Company to have success in its judicial reorganization process underway at the 7th Business Law Court of the Capital District of the State of Rio de Janeiro - the Company was unable to determine a set of assumptions that are reasonably reliable in order to prepare a valuation of the Company and its subsidiaries on a consolidated basis to support the asset impairment test required under US GAAP. Accordingly, the Company was unable to perform such impairment test and is currently unable to do so, since this impairment test requires the Company to complete a valuation of the Company and its subsidiaries on a consolidated basis.

The completion of the Company's US GAAP financial statements for inclusion in the 20-F 2016 requires the Company to determine (1) whether the use of the operating continuity assumption as the basis for the preparation of these financial statements is appropriate and (2) the effects on the balances of assets and liabilities and on items that comprise the statements of income, comprehensive income, changes in stockholders' equity and cash flows if these financial statements were not prepared under this continuity assumption.

The NYSE has informed the Company that, in accordance with NYSE rules, the Company will have six (6) months, which may be extended for an additional period of six (6) months, at NYSE's sole discretion, starting from May 2017, to file the 2016 Annual Report with the US Securities and Exchange Commission ("SEC"). The Company has stated that it is committed to the filing of the 2016 Annual Report as soon as possible and that it may again meet the NYSE's listing requirements at any time before the deadline, with the filing the 2016 Annual Report with the SEC. The Company added that it does not have the information needed to estimate a specific date on which it will file the 2016 Annual Report.

The relevant fact can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=244518

MATERIAL FACTS & NOTICES TO THE MARKET

May 29

Oi SA - In Court-Supervised Reorganization ("Company") announced on May 29 that the Notice of the list of creditors of Oi Companies presented by the judicial administrator ("Creditors Relation") to the 7th Business Law Court of the District of Rio de Janeiro ("Court-Supervised Reorganization Court") was published on that date and is available for consultation by the Company's shareholders, by the market in general and by the Oi Companies creditors on the Court-Supervised Reorganization website, which can be accessed through the electronic address http://www.recjud.com.br and on the website of the Court of Justice of the District of Rio de Janeiro, with access to the public at http://www.tjrj.jus.br/documents/10136/1709761/relacao -credits-aj.pdf. As from the present date, the legal deadlines of (i) 10 working days for filing, at the Court-Supervised Reorganization Court, of challenges to the Creditors' Report will begin; And (ii) 30 business days for the offer of objections to the Court-Supervised Reorganization plan.

The statement can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=245221

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notice to the Market of **JUNE**

June 23

Oi SA - In Court-Supervised Reorganization ("Company"), on June 23, it announced that, as authorized by the Court-Supervised Reorganization Judgment and "Notice to the Creditors" published on this date in the newspapers "O Globo" and "Folha de São Paulo", commenced on June 26, 2017, a program for agreement with creditors of Oi Companies listed in the Creditors Relation of the trustee, published on May 29, 2017 ("Oi Creditor" and "Creditors Agreement Program"), respectively).

The Creditors Agreement Program provides, for the Oi Creditor whose credit is equal to or less than R$ 50,000.00, the anticipation, by the Oi Group, of 90% of the value of the program, upon acceptance of the agreement by the Oi Creditor in the term and under the conditions set forth in the Creditors Agreement Program. The remaining 10% of the credit will be received after approval of the Court-Supervised Reorganization Plan ("Plan"). The Oi Creditor whose credit exceeds R$ 50,000.00 will also be entitled to participate in the Creditors Agreement Program, in which case it will receive an advance of R$ 50,000.00, upon acceptance of the agreement by the Oi Creditor within the term and under the conditions set forth in the Creditors Agreement Program, and the credit surplus will be paid in the form of the Plan. The Creditors Agreement Program will benefit the participating Oi Creditors insofar as it will enable the advance payment of part of the program's target value.

More information about the Creditors Agreement Program can be obtained by reading the Notice to Creditors and by means of the digital platform www.credor.oi.com.br, , which can be accessed from June 26, 2017, or the Oi Group's Court-Supervised Reorganization website www.recjud.com.br.

The statement can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=247411

MATERIAL FACTS & NOTICES TO THE MARKET

Material Facts and Notice to the Market of **JULY**

July 7

Oi SA - In Court-Supervised Reorganization ("Company") announced on July 7 that the Dutch Supreme Court in Amsterdam, the Netherlands, denied on that date the appeals filed by each of Oi's financial vehicles in the Netherlands, Oi Brasil Holdings Coöperatief UA - In Court-Supervised Reorganization ("Oi Brasil Holdings") and Portugal Telecom International Finance BV - In Court-Supervised Reorganization ("PTIF"), against the decisions that had determined the conversion of their respective procedures of suspension of payments in bankruptcy in the Netherlands, being maintained the decisions of the Dutch Court of Appeals that such suspension of payments procedures be converted into bankruptcy proceedings in the Netherlands. The decisions of the Dutch Supreme Court do not produce effects in Brazil and in other jurisdictions that recognize the competence of the Brazilian justice system to process the Court-Supervised Reorganization.

Oi reiterated that Oi Brasil Holdings and PTIF are still undergoing judicial reorganization in Brazil and clarified that decisions have no impact on the Company's day-to-day operations. Oi also noted that it continues with its healthy operation and strong commercial performance, maintaining its sales, facilities, maintenance and investments.

The Company also reiterated that it has been evolving in the discussions on the best proposal for a Court-Supervised Reorganization Plan with creditors, potential investors and other stakeholders in order to submit it to the approval of the Creditors' Meeting, according to the deadlines and rules defined in the legislation. The objective is to ensure a proposal that guarantees the Company's operational viability and sustainability and that it serves all stakeholders in a balanced way, allowing Oi to become stronger at the end of this process.

The statement can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=247799

FINANCIAL INFORMATION

4.1 Statement of Managerial Cash Flow

STATEMENT OF MANAGERIAL CASH FLOW

HIGHLIGHTS

Statement
MAY 1 to 31, 2017

- **Net Operating Cash Generation** was positive at R$ 51 million in May
- Customers and Dealers were the main responsible for the increase in **Receipts**
- Tax **Payments** returned to the standard level of the business after two consecutive months of payment of fees to Anatel
- **Investments** were up 25%, reaching R$ 433 million in May
- The **Final Balance of the Financial Recoveries** closed May at R$ 6,854 million

4.1 STATEMENT OF MANAGERIAL CASH FLOW

Consolidated Financial Statements of the Debtors (unaudited)

Statement

MAY 1 to 31, 2017

Net Operating Cash Generation was positive at R$ 51 million in May

- Net Operating Cash Generation in May was positive at R$ 51 million, after a negative result of R$ 231 million observed in the previous month (Figure 6). In the comparison with the month of April, Receipts increased by R$ 323 million, reaching R$ 2,961 million, while Cash Outflows with Payments and Investments increased by R$ 41 million to R$ 2,910 million altogether (Figure 7). The other movements of the Debtors, which include Intra-Group Operations and Financial Operations, contributed with exits of R$ 81 million, compared to a negative result of R$ 55 million in the previous month.
- Accordingly, the variation of the Final Balance of the Financial Recoveries was negative by R$ 30 million in May, resulting in an amount of R$ 6,854 million (Figure 8), corresponding to a decrease of 0.4% in relation to the previous month.
- Detailed consideration of variations will be discussed in the following pages.

Figure 6 - Net Operating Cash Generation - Monthly balance


In R$ million
1.093
469
426
318
231
333
(154)
155
(279)
(231)
51

Source: Financial statements and management information

Figure 7 - Monthly evolution. Receipts x Payments/Investments


In R$ million
RECEIPTS
PAYMENTS
+
INVESTMENTS
2.961
2.910

Figure 8 - Financial Fund - Debtors - monthly - Ending balance


In R$ million
4.780
5.331
5.816
6.245
6.395
6.973
7.293
7.094
7.380
7.170
6.884
6.854

Increase in Receipts contributed positively to the Net Operating Cash Generation in May

Figure 9 - Statement of the managerial cash flow

	Apr/17	May/17	Δ
Clients	1.886	2.067	10%
Dealers	395	526	33%
Network Usage Services	242	202	-17%
Others	115	166	45%
Receipts (1)	**2.638**	**2.961**	**12%**

	Apr/17	May/17	Δ
Plant Maintenance	(107)	(130)	22%
Rents	(168)	(179)	7%
Data Processing/Graphics**	(98)	(118)	20%
Call Center Service/Collection	(169)	(128)	-24%
Utilities	(96)	(100)	4%
Consulting / Auditing / Fees	(33)	(69)	110%
Other Services/Payments	(604)	(723)	20%
Materials/Services (2)	**(1.275)**	**(1.447)**	**14%**

	Apr/17	May/17	Δ
Network Usage Services	(242)	(209)	-14%
Judicial Deposits	(17)	(22)	31%
Contingencies	1	-	N/A
Other Payments (2)	**(258)**	**(231)**	**-11%**

	Apr/17	May/17	Δ
Telemar	(154)	(180)	17%
Oi Móvel	(136)	(174)	28%
Brt Fixa	(56)	(79)	40%
Investments (3)	**(346)**	**(433)**	**25%**


In R$ million
2.961
(135)
(1.447)
(644)
(231)
(433)
51
Receipts
Personnel
Materials / Services
Taxes
Other payments
Investments
Generation Net Operations

Source: Financial statements and management information

Statement
MAY 1 to 31, 2017

Table 1 - Statement of Managerial Cash Flow - May.17

R$ million	(A) 04/30/2017 Apr/17	(B) - (A) Variation	(B) 05/31/2017 May/17
INITIAL Balance - Financial Cash	**7.170**	*(286)*	**6.884**
Clients	1.886	*181*	2.067
Network Usage Services	242	*(40)*	202
Dealers	395	*131*	526
Others	115	*51*	166
Receipts (1)	**2.638**	***323***	**2.961**
Personnel	(138)	*3*	(135)
Material/Service Suppliers	(1.517)	*(139)*	(1.656)
Taxes	(852)	*188*	(664)
Judicial Deposits	(17)	*(5)*	(22)
Contingencies	1	*(1)*	-
Payments	**(2.523)**	***46***	**(2.477)**
Telemar	(154)	*(26)*	(180)
Brt Fixa	(56)	*(23)*	(79)
Oi Móvel	(136)	*(38)*	(174)
Investments (3)	**(346)**	***(87)***	**(433)**
Net Operating Generation (1 +2 + 3)	**(231)**	***282***	**51**
Intra-Group Operations	(99)	*(2)*	(101)
Financial Operations	44	*(24)*	20
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**6.884**	*(30)*	**6.854**

Figure 10 - Receipts - Structure of participation


Others
Network Usage Services
R$ 202 mi
7%
Dealers
R$ 526 mi
18%
Clients
R$ 2,067 mi
70%
RECEIPTS
TOTAL
R$ 2,961 mi

	May/17		Apr/17
	R$ million	Participation	Participation
Receipts	2.961	100%	100%
Clients	2.067	70%	71%
Dealers	526	18%	15%
Network Usage Services	202	7%	9%
Others	166	6%	4%

RECEIPTS*(page 1 of 1)*

Customers and Dealers were the main responsible for the increase in Receipts

In May, there was an increase in the Receivables account, up R$ 323 million from the previous month (+12%), reaching R$ 2,961 million. Only the *Use of Network Services* category decreased in relation to April, closing at R$ 40 million and closing May with a collection of R$ 202 million.

Noteworthy was the increase in the category of Clients, up R$ 181 million in May from the previous month (+10%), totaling R$ 2,067 million.

- According to the Trustee, the increase in *Client* receipts is related to the highest number of business days in May compared to April (22 business days in May versus 18 business days in April). In addition, the strike that occurred on Friday, April 28, contributed to the postponement of some receipts for May, being the end of the month and the eve of the weekend.

The other items of Receipts also registered a positive variation in relation to the previous month, contributing to the presented result. The item *Dealers* had an increase of R$ 131 million, totaling R$ 526 million in May, while *Others* showed a R$ 51 million increase in the month, totaling receipts of R$ 166 million.

- According to the Trustee, the rise in *Dealers* is also related to the highest number of business days in May in relation to April, generating a higher amount of recharges during the month. The strike on April 28 (Friday) culminated in the postponement of the receipts for May of the recharges of the 28th (strike) and of the 29th and 30th of April, which fell over the weekend.

Statement
MAY 1 to 31, 2017

Table 1 - Statement of Managerial Cash Flow - May.17

R$ million	(A) 04/30/2017 Apr/17	(B) - (A) Variation	(B) 05/31/2017 May/17
INITIAL Balance - Financial Cash	**7.170**	***(286)***	**6.884**
Clients	1.886	*181*	2.067
Network Usage Services	242	*(40)*	202
Dealers	395	*131*	526
Others	115	*51*	166
Receipts (1)	**2.638**	***323***	**2.961**
Personnel	(138)	*3*	(135)
Material/Service Suppliers	(1.517)	*(139)*	(1.656)
Taxes	(852)	*188*	(664)
Judicial Deposits	(17)	*(5)*	(22)
Contingencies	1	*(1)*	-
Payments (2)	**(2.523)**	***46***	**(2.477)**
Telemar	(154)	*(26)*	(180)
Brt Fixa	(56)	*(23)*	(79)
Oi Móvel	(136)	*(38)*	(174)
Investments (3)	**(346)**	***(87)***	**(433)**
Net Operating Generation (1 +2 + 3)	**(231)**	***282***	**51**
Intra-Group Operations	(99)	*(2)*	(101)
Financial Operations	44	*(24)*	20
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**6.884**	***(30)***	**6.854**

Figure 11 - Payments - Structure of participation


Others
R$ 22 mi
1%
Personnel
R$ 136 mi
6%
Taxes
R$ 664 mi
27%
Suppliers
R$ 1,658 mi
67%

PAYMENTS TOTAL
R$ 2,477 mi

	May/17 R$ million	May/17 Participation	Apr/17 Participation
Payments	(2.477)	100%	100%
Materials/Services Suppliers	[illegible]	[illegible]	[illegible]
Taxes	[illegible]	27%	[illegible]
Personnel	[illegible]	[illegible]	[illegible]
Others	[illegible]	[illegible]	[illegible]

RECEIPTS *(page 1 of 1)*

Tax Payments Returned to Standard Business Level

Payments totaled R$ 2,477 million in May, a decrease of R$ 46 million from the previous month, equivalent to 2% of the total.

The main factor responsible for this retraction was the item *Taxes*, with a decrease of R$ 188 million in the month (reduction of 22%), reaching R$ 664 million. It was the second consecutive drop of the *Taxes*, which in April had already retracted R$ 380 million. In May, 27% of all payments made by the Debtors were related to the item *Taxes*, compared to 34% in April.

- According to the Trustee's clarification, after two non-typical months, with the payment of the Fistel Tax in March and the Charge Tax rate in April, in May, taxes returned to their normal rhythm, varying according to the business.

The payments related to Personnel also registered a reduction in May, in the amount of R$ 3 million, totaling R$ 135 million.

On the other hand, the *Material/Service Suppliers* item increased by R$ 139 million in expenses in May, up 9% from April, totaling R$ 1,656 million. This variation was influenced by the increase of R$ 119 million from *Other Services/Payments*, raising expenses in the month to R$ 723 million, compared to R$ 604 million in April.

- The Trustee reported that this increase was a result of a higher payment for Call Center service (Contax) and for intercompany companies providing network services (Serede and Rede Conecta) and Call Center (BrT Call Center), in line with the Oi business plan.

The *Judicial Deposits* item registered a R$ 5 million increase in May compared to the previous month, reaching a level of R$ 22 million. The Contingencies item was zeroed in May, compared to a positive result of R$ 1 million in April.

4.1 STATEMENT OF MANAGERIAL CASH FLOW
Consolidated Financial Statements of the Debtors (unaudited)

Statement
MAY 1 to 31, 2017

Table 1 - Statement of Managerial Cash Flow - May.17

R$ million	(A) 04/30/2017 Apr/17	(B) - (A) Variation	(B) 05/31/2017 May/17
INITIAL Balance - Financial Cash	**7.170**	*(286)*	**6.884**
Clients	1.886	*181*	2.067
Network Usage Services	242	*(40)*	202
Dealers	395	*131*	526
Others	115	*51*	166
Receipts (1)	**2.638**	***323***	**2.961**
Personnel	(138)	*3*	(135)
Material/Service Suppliers	(1.517)	*(139)*	(1.656)
Taxes	(852)	*188*	(664)
Judicial Deposits	(17)	*(5)*	(22)
Contingencies	1	*(1)*	-
Payments (2)	**(2.523)**	***46***	**(2.477)**
Telemar	(154)	*(26)*	(180)
Brt Fixa	(56)	*(23)*	(79)
Oi Móvel	(136)	*(38)*	(174)
Investments (3)	**(346)**	***(87)***	**(433)**
Net Operating Generation (1 +2 + 3)	**(231)**	***282***	**51**
Intra-Group Operations	(99)	*(2)*	(101)
Financial Operations	44	*(24)*	20
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**6.884**	*(30)*	**6.854**

Figure 12 - Investments - Structure of participation

INVESTMENTS
TOTAL
R$ 433 mi


BRT Fixa
R$ 79 mi
18%
Telemar
R$ 180 mi
42%
Oi Movel
R$ 174 mi
40%

	May/17		Apr/17
	R$ million	Participation	Participation
Investments	(433)	100%	100%
Telemar	(180)	42%	44%
Oi Móvel	(174)	40%	39%
Brt Fixa	(79)	18%	16%

INVESTMENTS *(page 1 of 1)*

The Debtors registered a 25% increase of the portion destined to the *Investments* in May, reaching the level of R$ 433 million, a monthly increase of R$ 87 million in relation to April. Investments related to Telemar S.A. increased by R$ 26 million, totaling R$ 180 million in May. Also worthy of note was the R$ 174 million investment in Oi Móvel S.A. (+28%) and R$ 79 million in Brasil Telecom Fixa (+41%).

According to the Trustee's clarification, the increase in investments in May occurred according to the company's planning.

NET OPERATING GENERATION

The increase in Receipts in May of R$ 323 million and the reduction of Payments in R$ 46 million had a direct influence on the Net Operating Cash Generation of the Debtors in the month, which recorded a positive balance of R$ 51 million.

The Net Operating Generation was not higher in the month due to the increase in Investments expenses, which registered a R$ 87 million increase, totaling R$ 433 million in May.

FINAL BALANCE - FINANCIAL CASH

Intra-Group Operations contributed to the reduction of the financial cash flow in May, with a drop of R$ 101 million in the month, compared to a negative balance of R$ 99 million in April.

According to the Trustee, the negative variation observed in May was generated by the recovery of receivables at a higher level than the acquisition of receivables between Rio Alto and the Debtors, resulting in an increase in the intra-group net financial volume of the Debtors for Company.

Financial Operations, in turn, reached R$ 20 million in May, compared to R$ 44 million observed in the previous month.

In all, operations recorded outflows of R$ 81 million in May, as opposed to the positive balance of R$ 51 million of the Net Operating Cash Generation, so that the Final Balance of the Financial Recoveries was reduced by R$ 30 million In relation to the previous month (down 0.4%), totaling R$ 6,854 million.

Statement

MAY 1 to 31, 2017

Table 2 - Direct Cash Flow

Direct Cash Flow

R$ million

CONSOLIDATED DEBTORS	SEP/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17
Initial Balance - Financial Cash	**5,816**	**6,245**	**6,595**	**6,973**	**7,293**	**7,094**	**7,380**	**7,170**	**6,884**
Receipts	**2,881**	**2,783**	**2,587**	**2,742**	**2,669**	**2,305**	**3,223**	**2,638**	**2,961**
Clients	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067
Network Usage Services	282	118	81	98	84	78	102	242	202
Dealers	442	466	494	465	512	412	562	395	526
Others	132	203	65	51	199	117	338	115	166
Payments	**(2,356)**	**(2,149)**	**(2,074)**	**(2,166)**	**(2,562)**	**(1,805)**	**(3,156)**	**(2,523)**	**(2,477)**
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)
Materials and Services Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)
Materials/Services (2)	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)
Rents	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)
Data Processing/Graphics**	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)
Call Center Service/Collection	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)
Utilities	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)
Consulting / Auditing / Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)
Other Services/Payments	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)
Network Usage Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)
Judicial Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-
Investments	**(97)**	**(316)**	**(282)**	**(242)**	**(261)**	**(345)**	**(346)**	**(346)**	**(433)**
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)
Brt Fixa	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)
Operational Generation	**428**	**318**	**231**	**333**	**(154)**	**155**	**(279)**	**(231)**	**51**
Intra-Group Operations	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)
Financial Operations	49	61	32	63	65	51	67	44	20
Dividends and JCP	-	-	93	-	(63)	-	-	-	-
Final Balance - Financial Cash	**6,245**	**6,595**	**6,973**	**7,293**	**7,094**	**7,380**	**7,170**	**6,884**	**6,854**

ASSISTANCE TO CREDITORS

Over the last month, the CAA has been involved in the sorting of 5,172 procedural incidents, of which 2,579 are appeals and 2,593 are late qualifications, and the number of cases is continuously increasing, considering that the flow of protocols has not ceased.

In this screening work, the CAA has examined 2,576 challenges and 2,518 late qualifications, almost 100% of the total referred to above, and filed 2,820 demonstrations. In these petitions, in compliance with the order of pages 199.112 / 199.113 and pages 203.995 / 203.999, the CAA informs if the credit claimed in the delayed credit/credit challenge (i) is listed in the creditors' filing on 12.05.2017, and whose Public Notice was published on 05/29/2017 and (ii) if it is illiquid.

In addition to the analysis and screening above, the CAA also analyzed 133 letters sent to the office of the 7th Business Law Court. The majority were requests for credit reserves, and the CAA identified which of these values were already included in the CAA Public Notice and which were not contemplated there. There were also identified dozens of reviews from executions promoted by ANATEL, requesting the attachment of securities.

The Trustee appeared daily at the office of the 7th Business Law Court, in order to collaborate with the organization of the arrears and credit challenges, as well as held weekly meetings with the Company, in which the work dynamics for the examination of said procedure incidents were discussed.

In parallel, the CAA, under the terms of r. Decision of pages 188.725/188.729 (item 2), promoted the meeting between the Debtors and the Goldentree Distressed Fund 2014 LP, in which issues related to the Court-Supervised Reorganization Plan were discussed.

As was the case in recent months, the CAA has been contacted by national and international creditors, either by telephone, through the +55 (21) 2272- 9300 line, or by e-mail credoroi@wald.com.br, to provide clarifications regarding their lawsuits. In addition, it continues to provide relevant information to creditors through the Court-Supervised Reorganization website (http://www.recuperacaojudicialoi.com.br), which currently totals 51,557 accesses.

ASSISTANCE TO CREDITORS

Regarding the legal proceedings for recovery in the Netherlands of the companies Oi Brasil Holdings Cöoperatief U.A. ("FinCo") and Portugal Telecom International Finance BV ("PTIF"), the CAA informs that on 07.07.2017, the Dutch Supreme Court dismissed the appeals filed by FinCo and PTIF against the decisions that determined the conversion of the procedures of suspension of payments in bankruptcy.

As already mentioned in the previous Reports, the CAA continues to analyze legal issues of different complexities and various branches of law, including international ones, due to the many questions that are presented to it.

SUMMARY OF CAA SUBMISSIONS IN THE RECORDS

Pages 209.075/209.100	Monthly report of the activities carried out by the Debtors.	06/19/2017
Pages 208.016/208.020	Submission on the official letters received by the Court and sent to the CAA for prior analysis.	06/19/2017
Pages 210.223/210.229	Submission about: (i) the petition of the Golden Tree Distressed Fund 2014 LP and others regarding the Court-Supervised Reorganization Plan and the publication of the bondholders' notice; (ii) the request for a credit reserve formulated by Redemax Projeto e Construções; (iii) objections made by creditors to the Court-Supervised Reorganization Plan; (iv) the request of SAP Brasil Ltda. about their credit; and (v) the petition of the lender Antônio Jaime informing the bank account number for the deposit of the listed value of the creditors' ratio.	07/05/2017

SUMMARY OF CAA SUBMISSIONS IN THE RECORDS

Interlocutory Appeal in which the Court-Appointed Administrator presented demonstrations:

0025971-89.2017.8.19.0000.	Appeal brought by Madureira Advogados Associados and Others against the decision of pages 189.130/189.133, which, in retraction, revoked the authorization to include illiquid credits in the list of creditors of the Court-Appointed Administrator, as determined in r. Decision of pages 104.876/104.881	06/27/2017
0010407-70.2017.8.19.0000.	Appeal brought by Empresa Brasileira de Correios e Telégrafos - ECT against the decision of pages 91.261/91.264, supplemented by that of pages 93.569, which granted a preliminary request formulated by the Debtors to restore the services rendered.	07/03/2017
0017885-32.2017.8.19.0000.	Appeal brought by the National Bank for Economic and Social Development - BNDES against the decision of pages 104.876/104.881, complemented by that of pages 186.232/186.239, which granted the petition of the Debtors to institute a mediation procedure with a focus on small creditors, whose proposal is extendable to any creditor who wishes to receive an advance of their credit in the amount of up to R$ 50,000.00.	07/06/2017
0018325-28.2017.8.19.0000.	Appeal brought by the Banco do Brasil against the decision of pages 104.876/104.881, complemented by that of pages 186.232/186.239, which granted the petition of the Debtors to institute a mediation procedure with a focus on small creditors, whose proposal is extendable to any creditor who wishes to receive an advance of their credit in the amount of up to R$ 50,000.00.	07/06/2017

SUMMARY OF CAA SUBMISSIONS IN THE RECORDS

Interlocutory Appeal in which the Court-Appointed Administrator presented demonstrations:

0018957-54.2017.8.19.0000.	Appeal brought by BNP Paribas Fortis SA and Others against the decision of pages 104.876/104.881, complemented by that of pages 186.232/186.239, which granted the petition of the Debtors to institute a mediation procedure with a focus on small creditors, whose proposal is extendable to any creditor who wishes to receive an advance of his credit in the amount of up to R$ 50,000.00.	07/06/2017
0018882-15.2017.8.19.0000.	Appeal brought by the Caixa Econômica Federal against the decision of pages 104.876/104.881, complemented by that of pages 186.232/186.239, which granted the petition of the Debtors to institute a mediation procedure with a focus on small creditors, whose proposal is extendable to any creditor who wishes to receive an advance of his credit in the amount of up to R$ 50,000.00.	07/06/2017
0019043-25.2017.8.19.0000.	Appeal brought by the Banco Itaú S.A. against the decision of pages 104.876/104.881, complemented by that of pages 186.232/186.239, which granted the petition of the Debtors to institute a mediation procedure with a focus on small creditors, whose proposal is extendable to any creditor who wishes to receive an advance of his credit in the amount of up to R$ 50,000.00.	07/06/2017
0033161-06.2017.8.19.0000.	Appeal brought by the China Development Bank Corporation against (i) the decision of pages 104.876/104.881, complemented by that of pages 186.232/186.239, which granted the petition of the Debtors to institute a mediation procedure with a focus on small creditors, whose proposal is extendable to any creditor who wishes to receive an advance of his credit in the amount of up to R$ 50,000.00; and (ii) the decision granting the request for the sale of Timor Telecom S.A.	07/06/2017

SUMMARY OF CAA SUBMISSIONS IN THE RECORDS

Interlocutory Appeal in which the Court-Appointed Administrator presented demonstrations:

0029643-08.2017.8.19.0000.	Writ of Injunction filed by Pricewaterhousecoopers Assessor ia Empresarial Ltda against the decision that the petitioner deposited in court the amount of R$ 7.777.000,00 which, according to the Debtors, would have received the greater amount, as remuneration for the period in question in which it served as Court-Appointed Administrator.	07/11/2017
0029594-64.2017.8.19.0000.	Appeal brought by the Association of Retirees, Pensioners and Participants of Pension Funds of Telecommunications in Paraná ASTELPAR against the decision of pages 198.453/198.458, which determined the extension of the stay period for another 180 business days, or until the AGC is held, whichever is earlier.	07/13/2017
0030257-13.2017.8.19.0000.	Appeal brought by Goldentree Distressed Fund 2014 LP against the decision of pages 198.453/198.458, which determined the extension of the stay period for another 180 business days, or until the AGC is held, whichever is earlier.	07/13/2017
0029956-66.2017.8.19.0000.	Appeal brought by BNP Paribas Fortis SA and Others against the decision of pages 198.453/198.458, which determined the extension of the stay period for another 180 business days, or until the AGC is held, whichever is earlier.	07/13/2017
0030272-79.2017.8.19.0000.	Appeal brought by Capricorn Capital , Ltd. and Others against the decision of pages 198.409/198.414, which approved the Requests by the Debtors for the Dutch CAAs to abstain from practicing management acts and interfering in the assets of FinCo and PTIF.	07/14/2017

SUMMARY OF CAA SUBMISSIONS IN THE RECORDS

Interlocutory Appeal in which the Court-Appointed Administrator presented demonstrations:

0030250-21.2017.8.19.0000.	Appeal brought by Jean Leon Marcel Gronewegen against the decision of pages 198.409/198.414, which approved the requests by the Debtors for the Dutch CAAs to abstain from practicing management acts and intervening in the assets of FinCo and PTIF.	07/14/2017
0030269-27.2017.8.19.0000.	Appeal brought by the Jasper Reiner Berkenbosch against the decision of pages 198.409/198.414, which approved the Requests by the Debtors for the Dutch CAAs to abstain from practicing management acts and interfering in the assets of FinCo and PTIF.	07/14/2017

In addition to the aforementioned cases, the Court-Appointed Administrator, in response to letters and requests addressed directly to the CAA by the most diverse Courts of the Country, presented demonstrations in lawsuits filed against the Debtors.

WALD

Avenida Franklin Roosevelt,
nº 115, 4º andar
CEP 20021-120
Rio de Janeiro, RJ - Brazil

Avenida Juscelino Kubtischek,
nº 510, 8º andar
CEP 04543-906
São Paulo, SP - Brazil

RC CONSULTORES

Rua James Joule,
nº 92, 10º andar
Brooklin Novo,
CEP 04576-080
São Paulo, SP - Brazil